 EX-99.B9. Opionion and Consent of Counsel

Allianz Life Insurance Company of North America

Stewart Gregg
Senior Securities Counsel
5701 Golden Hills Drive
Minneapolis, MN  55416-1297
Telephone:  763-765-2913

November 19, 2012

Board of Directors
Allianz Life Insurance Company of North America
5701 Golden Hills Drive
Minneapolis, MN  55416

Re:             Opinion and Consent of Counsel
Allianz Life Variable Account B

Dear Sir or Madam:

You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 for the Individual Deferred Variable Annuity Contracts to be issued by Allianz Life Insurance Company of North America and its separate account, Allianz Life Variable Account B File No. 333-182989.

I am of the following opinions:

1.
Allianz Life Variable Account B is a unit investment trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the Act), and  is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2.
Upon the acceptance of purchase payments made by a Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Contract Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.

I consent to the reference to me and to this opinion under the caption "Legal Opinions" contained in the Statement of Additional Information which form a part of the Registration Statement.

Sincerely,

Allianz Life Insurance Company of North America

By:  /s/ Stewart D. Gregg

            Stewart D. Gregg